CUSIP No. 891027-10-4                13G               Page 1 of 10 pages




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                       (Amendment No.      9   )*
                                     ----------

                             TORCHMARK CORPORATION
                             ---------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  891027-10-4
                                  -----------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 891027-10-4                13G               Page 2 of 10 pages

    1       NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    AmSouth Bancorporation
                    No. 63-0591257
    _________________________________________________________________________
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a)  [ ]
                                    (b)  [ ]
    _________________________________________________________________________
    3       SEC USE ONLY

    _________________________________________________________________________
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
    _________________________________________________________________________
                       5       SOLE VOTING POWER

                                           -0-
    NUMBER OF          ______________________________________________________

    SHARES             6       SHARED VOTING POWER

    BENEFICIALLY

    OWNED BY                                3,912,868

    EACH               ______________________________________________________

    REPORTING          7       SOLE DISPOSITIVE POWER

    PERSON

    WITH                                    -0-
                       ______________________________________________________
                       8       SHARED DISPOSITIVE POWER

                                            3,680,306
    _________________________________________________________________________
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            3,917,735
    _________________________________________________________________________
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES

    _________________________________________________________________________
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            5.48%
    _________________________________________________________________________
    12      TYPE OF REPORTING PERSON

            HC
    _________________________________________________________________________

CUSIP No. 891027-10-4                13G               Page 3 of 10 pages

    1       NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    AmSouth Bank of Alabama*
                    No. 63-0073530
    _________________________________________________________________________
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a)  [ ]
                                    (b)  [ ]
    _________________________________________________________________________
    3       SEC USE ONLY

    _________________________________________________________________________
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                    Alabama
    _________________________________________________________________________
                       5       SOLE VOTING POWER

                                            -0-
                       ______________________________________________________
    NUMBER OF          6       SHARED VOTING POWER

    SHARES

    BENEFICIALLY                            3,912,718

    OWNED BY           ______________________________________________________

    EACH               7       SOLE DISPOSITIVE POWER

    REPORTING

    PERSON                                  -0-

    WITH               ______________________________________________________
                       8       SHARED DISPOSITIVE POWER

                                            3,680,306
    _________________________________________________________________________
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            3,917,585
    _________________________________________________________________________
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES

    _________________________________________________________________________
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            5.48%
    _________________________________________________________________________
    12      TYPE OF REPORTING PERSON

            BK
    _________________________________________________________________________

    *Successor by conversion to AmSouth Bank N.A.

CUSIP No. 891027-10-4                13G               Page 4 of 10 pages



                                AMENDMENT NO. 9
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                     AND
                            AMSOUTH BANK OF ALABAMA



                     Report for the Calendar Year Ended December 31, 1994

     Item 1(a)       Name of Issuer:
     ---------
                     Torchmark Corporation

     Item 1(b)       Address of Issuer's Principal Executive Offices:
     ---------
                     2001 Third Avenue South
                     Birmingham, Alabama  35233

     Item 2(a)       Name of Persons Filing:
     ---------
                     AmSouth Bancorporation
                     AmSouth Bank of Alabama

     Item 2(b)       Address of Principal Business Office:
     ---------
                     AmSouth Bancorporation
                         1400 AmSouth/Sonat Tower
                         Birmingham, Alabama  35203

                     AmSouth Bank of Alabama
                         AmSouth/Sonat Tower
                         Birmingham, Alabama  35203

     Item 2(c)       Citizenship:
     ---------
                     AmSouth Bancorporation is a Delaware corporation. AmSouth Bank of Alabama is a bank organized under the laws of the State of Alabama.

     Item 2(d)       Title of Class of Securities:
     ---------
                     Common stock

     Item 2(e)       CUSIP Number:  891027-10-4
     ---------

     Item 3.         If this Statement is filed pursuant to Rules 13d-1(b) or
     -------
                     13d-2(b), check whether the person filing is a:

CUSIP No. 891027-10-4                13G               Page 5 of 10 pages


                           (a)     [ ]     Broker or Dealer registered under
                                           Section 15 of the Act

                           (b)     [ X]    Bank as defined in Section 3(a)(6) of
                                           the Act

                           (c)     [ ]     Insurance Company as defined in
                                           Section 3(a)(19) of the Act

                           (d)     [ ]     Investment Company registered under
                                           Section 8 of the Investment Company
                                           Act

                           (e)     [ ]     Investment Adviser registered under
                                           Section 203 of the Investment
                                           Advisers Act of 1940

                           (f)     [ ]     Employee Benefit Plan, Pension Fund
                                           which is subject to the provisions of
                                           the Employee Retirement Income
                                           Security Act of 1974 or Endowment
                                           Fund; see Section 240.13d-
                                           1(b)(1)(ii)(F)

                           (g)     [ X]    Parent Holding Company, in accordance
                                           with Section 240.13d-1(b)(1)(ii)(G)

                           (h)     [ ]     Group, in accordance with Section
                                           240.13d-1(b)(1)(ii)(H)
        Item 4.            Ownership
        ------

                           (a)  Amount Beneficially Owned:

                                     AmSouth Bancorporation:    3,917,735
                                     AmSouth Bank of Alabama:   3,917,585

                           (b)  Percent of Class:

                                     AmSouth Bancorporation:     5.48%
                                     AmSouth Bank of Alabama:    5.48%

                           (c)  Number of shares as to which such person has:

                                (i)     sole power to vote or to direct the
                                        vote:
                                                   -0-

                                (ii)    shared power to vote or direct the vote:

                                             AmSouth Bancorporation:  3,912,868
                                             AmSouth Bank of Alabama: 3,912,718

                                (iii) sole power to dispose of or to direct the disposition of:

                                                     -0-

CUSIP No. 891027-10-4                13G               Page 6 of 10 pages



                           (iv) shared power to dispose of or to direct the disposition of:

                                            AmSouth Bancorporation:   3,680,306
                                            AmSouth Bank of Alabama:  3,680,306

                      Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank of Alabama is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

        Item 5.       Ownership of Five Percent or Less of a Class
        ------
                      Not applicable

        Item 6.       Ownership of More than Five Percent on Behalf of Another
        ------
                      Person

                      All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiaries, AmSouth Bank of Alabama or AmSouth Bank of Florida, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

        Item 7.       Identification and Classification of the Subsidiary Which
        ------
                      Acquired the Security Being Reported on by the Parent Holding Company

                      See Exhibit 1.

        Item 8.       Identification and Classification of Members of the Group
        ------
                      Not applicable.

        Item 9.       Notice of Dissolution of the Group
        ------
                      Not applicable.

        Item 10.      Certification
        -------
                      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 891027-10-4                13G               Page 7 of 10 pages



     Signatures:
     -----------
                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February 13, 1995
     -----------------
     Date

     AMSOUTH BANCORPORATION



     By: /s/ Carl L. Gorday
         -------------------------
         Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title

CUSIP No. 891027-10-4                13G               Page 8 of 10 pages


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




     February 13, 1995
     -----------------
     Date




     AMSOUTH BANK OF ALABAMA



     By:  /s/ Carl L. Gorday
          -------------------------
          Signature


     Carl L. Gorday, Vice President
     ------------------------------
     Name/Title